Rubicon Project 8-K

Exhibit 99.1

 Rubicon Project & Telaria File Joint Proxy Statement/Prospectus

Los Angeles, CA and New York, NY (January 30, 2020) — Rubicon Project (NYSE:RUBI), the global exchange for advertising, and Telaria (NYSE:TLRA), the complete software platform that optimizes yield for leading video publishers, announced today that the companies had filed a joint proxy statement/prospectus, which forms a part of a Registration Statement on Form S-4 filed by Rubicon Project, with respect to their previously announced stock-for-stock merger.

In addition, the two companies noted that on January 14, 2020, the U.S. Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the proposed combination, satisfying one of the closing conditions for the merger. The companies continue to expect that the transaction will close in the first half of 2020, subject to stockholder approval and other customary closing conditions.

The estimated financial results for Rubicon Project and for Telaria for the full year 2019 and for Q4 2019 are set forth below. Neither Rubicon Project’s nor Telaria’s independent registered public accounting firm has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to these preliminary results, and the audited financial results could differ from these preliminary estimated results.

Rubicon Project Preliminary Estimated Results:

•	2019 revenue is expected to be approximately $156 million, up 25% from 2018
•	Q4 2019 revenue is expected to be approximately $48.5 million, up 17% year over year
•	Adjusted EBITDA for Q4 2019 and for the full year 2019 is expected to be better than the midpoint of guidance for those periods

Telaria Preliminary Estimated Results:

•	revenue is expected to be approximately $68 million, up 23% from 2018, with CTV revenue of approximately $30 million, up nearly 100% from 2018
•	2019 revenue is expected to be approximately $20 million, flat to the same period last year, with CTV revenue of approximately $10 million, up 55% year over year
•	EBITDA for Q4 and full year 2019 are expected to be positive, with full year Adjusted EBITDA representing a significant improvement over the same period last year

“We continue to be very excited about the pending merger between Telaria and Rubicon Project, and today’s filing is another key step towards the completion of this complementary strategic transaction,” said Mark Zagorski, Telaria CEO. “CTV continues to drive the growth of our business and exceeded our expectations in the fourth quarter and for the full year. We believe bringing our two companies together will enable us to accelerate the growth of our CTV business and bolster our capabilities in desktop and mobile video.”

“We are extremely excited about moving closer to the combination of Rubicon Project and Telaria, and going to market as the world’s largest independent sell-side advertising platform,” said Michael Barrett, President & CEO of Rubicon Project. “Reactions from buyers, publishers, stockholders, analysts and employees have been extremely positive and we look forward to capitalizing on the additional revenue opportunities this combination creates.”

About Rubicon Project

Founded in 2007, Rubicon Project is one of the world’s largest advertising exchanges. The company helps websites and apps thrive by giving them tools and expertise to sell ads easily and safely. In addition, the world’s leading agencies and brands rely on Rubicon Project’s technology to execute billions of advertising transactions each month. Rubicon Project is an independent, publicly traded company (NYSE:RUBI) headquartered in Los Angeles, California.

About Telaria

Telaria (NYSE:TLRA) powers the future of TV advertising with proprietary, programmatic software that optimizes ad yield for leading video publishers across desktop, mobile and CTV. Telaria’s clients include the most innovative video content publishers across the globe such as Hulu, SlingTV, PlutoTV, TubiTV, Singtel, Australia’s Nine Entertainment Co, Network 10 and Seven West Media. Telaria is headquartered in New York City and supports its global client base out of 13 offices worldwide across North America, EMEA, LATAM and APAC.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed merger involving The Rubicon Project, Inc. (“Rubicon Project”) and Telaria, Inc. (“Telaria”), Rubicon Project has filed with the United States Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, which includes a document that serves as a prospectus of Rubicon Project and a joint proxy statement of Rubicon Project and Telaria (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Rubicon Project and Telaria. SECURITY HOLDERS OF RUBICON PROJECT AND TELARIA ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT HAVE BEEN OR WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the registration statement and joint proxy statement/prospectus (when available) and other documents filed by Rubicon Project and Telaria, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Rubicon Project will be made available free of charge on Rubicon Project’s website at https://rubiconproject.com/ under the link “Investor” and then under the heading “Financials and Filings” and the subheading “SEC Filings.” Copies of documents filed with the SEC by Telaria will be made available free of charge on Telaria’s website at https://Telaria.com/ under the link “Investor Relations” and then under the heading “SEC Filings.”

Participants in the Solicitation

Rubicon Project and Telaria and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Rubicon Project common stock and Telaria common stock in respect of the proposed transaction. Information about Rubicon Project’s directors and executive officers is set forth in the proxy statement for Rubicon Project’s 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 5, 2019. Information about Telaria’s directors and executive officers is set forth in the proxy statement for Telaria’s 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2019. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, through securities holdings or otherwise, is contained in the joint proxy statement/prospectus filed with the SEC regarding the proposed merger. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Telaria and Rubicon Project report Adjusted EBITDA, which is a non-GAAP financial measure. Telaria defines Adjusted EBITDA as loss from continuing operations, net of income taxes, before depreciation and amortization expense, total interest and other income (expense), net and provision for income taxes, and as adjusted to eliminate the impact of non-cash stock-based compensation expense, expenses for prior corporate facilities required to be recorded as operating expenses as a result of the adoption of certain accounting standards, acquisition related costs, restructuring costs, executive severance, retention and recruiting costs, expenses for transitional services and other adjustments. Telaria uses Adjusted EBITDA for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Telaria believes that the use of Adjusted EBITDA provides useful information about the company’s operating results, enhances the overall understanding of past financial performance and future prospects, and allows for greater transparency with respect to a key metric that is used by management in its financial and operational decision making. Rubicon Project defines Adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization, amortization of acquired intangible assets, impairment charges, interest income or expense, and other cash and non-cash based income or expenses that it does not consider indicative of its core operating performance, including, but not limited to foreign exchange gains and losses, acquisition and related items, and provision (benefit) for income taxes. Rubicon Project believes Adjusted EBITDA is useful to investors in evaluating its performance for the following reasons: (1) Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s performance without regard to items such as those it excludes in calculating this measure, which can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired; (2) Rubicon Project management uses Adjusted EBITDA in conjunction with GAAP financial measures for planning purposes, including the preparation of its annual operating budget, as a measure of performance and the effectiveness of its business strategies, and in communications with its board of directors concerning its performance; (3) Adjusted EBITDA may also be used as a metric for determining payment of cash incentive compensation; and (4) Adjusted EBITDA provides a measure of consistency and comparability with Rubicon Project’s past performance that many investors find useful, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. Non-GAAP financial measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements

This press release may contain forward-looking statements, including statements based upon or relating to Rubicon Project’s and Telaria’s expectations, assumptions, estimates, and projections. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “anticipate,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions. Forward-looking statements may include, but are not limited to, statements concerning anticipated financial performance, including, without limitation, revenue, advertising spend, non-GAAP loss per share, profitability, net income (loss), Adjusted EBITDA, earnings per share, and cash flow; strategic objectives, including focus on header bidding, mobile, video, Demand Manager, and private marketplace opportunities; investments in Rubicon Project’s or Telaria’s business; development of Rubicon Project’s or Telaria’s technology; introduction of new offerings; the impact of transparency initiatives Rubicon Project or Telaria may undertake; the impact of Rubicon Project’s or Telaria’s traffic shaping technology on their businesses; the effects of cost reduction initiatives; scope and duration of client relationships; the fees Rubicon Project or Telaria may charge in the future; business mix and expansion of Rubicon Project’s or Telaria’s mobile, video and private marketplace offerings; sales growth; client utilization of Rubicon Project’s or Telaria’s offerings; Rubicon Project’s or Telaria’s competitive differentiation; Rubicon Project’s or Telaria’s market share and leadership position in the industry; market conditions, trends, and opportunities; user reach; certain statements regarding future operational performance measures including ad requests, fill rate, paid impressions, average CPM, take rate, and advertising spend; benefits from supply path optimization; anticipated benefits of the merger, including estimated synergies and cost savings resulting from the merger; the expected timing of completion of the merger; estimated costs associated with such transactions; and other statements that are not historical facts. These statements are not guarantees of future performance; they reflect Rubicon Project’s and Telaria’s current views with respect to future events and are based on assumptions and estimates and subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. These risks include, but are not limited to: occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy the closing conditions; the possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty as to whether the parties will be able to complete the merger on the terms set forth in the merger agreement; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the merger agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the merger agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; uncertainty as to the long-term value of Rubicon Project’s and Telaria’s common stock; the business, economic and political conditions in the markets in which Rubicon Project and Telaria operate; Rubicon Project’s and Telaria’s ability to continue to grow and to manage their growth effectively; Rubicon Project’s and Telaria’s ability to develop innovative new technologies and remain market leaders; the effect on the advertising market and Rubicon Project’s and Telaria’s businesses from difficult economic conditions or uncertainty; the freedom of buyers and sellers to direct their spending and inventory to competing sources of inventory and demand; Rubicon Project’s and Telaria’s ability to adapt effectively to shifts in digital advertising; the effects, including loss of market share, of increased competition in Rubicon Project’s and Telaria’s markets and increasing concentration of advertising spending, including mobile spending, in a small number of very large competitors; the effects of consolidation in the ad tech industry; acts of competitors and other third parties that can adversely affect Rubicon Project’s and Telaria’s businesses; Rubicon Project’s and Telaria’s ability to differentiate their offerings and compete effectively in a market trending increasingly toward commodification, transparency, and disintermediation; potential adverse effects of malicious activity such as fraudulent inventory and malware; costs associated with defending intellectual property infringement and other claims; Rubicon Project’s and Telaria’s ability to attract and retain qualified employees and key personnel; and Rubicon Project’s and Telaria’s ability to comply with, and the effect on their businesses of, evolving legal standards and regulations, particularly concerning data protection and consumer privacy and evolving labor standards.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the joint proxy statement/prospectus and Rubicon Project’s and Telaria’s most recent reports on Form 10-K, Form 10-Q, Form 8-K and other documents on file with the SEC. These forward-looking statements represent estimates and assumptions only as of the date made. Unless required by federal securities laws, Rubicon Project and Telaria assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Investors should read this document with the understanding that Rubicon Project’s and Telaria’s actual future results may be materially different from what Rubicon Project and Telaria expect. Rubicon Project and Telaria qualify all of their forward-looking statements by these cautionary statements.

Contacts for Rubicon Project

Investor Relations:

Nick Kormeluk

Vice President, Investor Relations

949-500-0003

nkormeluk@rubiconproject.com

Media Relations:

Charlstie Veith

Global Head of Communications

516-300-3569

cveith@rubiconproject.com

Contacts for Telaria

Investor Relations:

Andrew Posen

Vice President, Head of Investor Relations

212-792-2315

IR@telaria.com

Media Relations:

Lekha Rao

Vice President, Media Relations & Corporate Communications

646-226-0254

lrao@telaria.com